Filed pursuant to Rule 433

Relating to Preliminary Prospectus Supplement dated March 2, 2016 to Prospectus dated December 19, 2014

Registration No. 333-201149

DOMINION RESOURCES, INC.

FINAL TERM SHEET

March 2, 2016

Issuer:	Dominion Resources, Inc.

Title:	4.104% Junior Subordinated Notes due 2021*

Principal Amount:	$550,000,000

Expected Ratings (Moody’s/S&P/Fitch)**:	Baa3 (stable outlook)/BBB (stable outlook)/BBB (stable outlook)

Trade Date:	March 2, 2016

Settlement Date:	March 7, 2016

Final Maturity Date:	April 1, 2021

Interest Payment Dates:	April 1 and October 1

First Interest Payment Date:	April 1, 2016, which payment will include interest accrued at an annual rate of 1.07% from, and including, January 1, 2016 to, but excluding, March 7, 2016 and at an annual rate of 4.104% from, and including, March 7, 2016 to, but excluding, April 1, 2016.

Redemption:	Not redeemable prior to maturity

Benchmark Treasury:	1.125% due February 28, 2021

Benchmark Treasury Yield:	1.339%

Spread to Benchmark Treasury:	+275 bps

Reoffer Yield:	4.089%

Coupon:	4.104%

Price to Public:	100.070%, plus interest accrued at an annual rate of 1.07% from, and including, January 1, 2016 to, but excluding, March 7, 2016.

Remarketing Fee***:	0.60%

CUSIP/ISIN:	25746U BT5/US25746UBT51

Remarketing Agents:	J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Wells Fargo Securities, LLC

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC, including the preliminary prospectus supplement dated March 2, 2016, for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, the issuer, any remarketing agent or any dealer participating in the offering will arrange to send you the prospectus and preliminary prospectus supplement if you request them by calling:

J.P. Morgan Securities LLC	1-212-834-4533 (collect)
Merrill Lynch, Pierce, Fenner & Smith Incorporated	1-800-294-1322 (toll free)
Wells Fargo Securities, LLC	1-800-645-3751 (toll free)

*	This communication relates to the remarketing of the issuer’s 2013 Series A 1.07% Remarketable Subordinated Notes due 2021. Following the remarketing, the notes will be redesignated as the 4.104% Junior Subordinated Notes due 2021.

**	A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

***	To be paid by the issuer.